Exhibit 99.3

Renaissance Learning Incorporated

Second Quarter Earnings Release

Moderator:  John Hickey

July 19, 2004

5:00 p.m. EST

Renaissance Learning Inc.

Second Quarter 2004

Earnings Release Teleconference

July 19, 2004

OPERATOR:  Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to Renaissance Learning’s Second Quarter Earnings Release Conference call.  At this time, everyone is in a listen only mode.  Later, there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.  At this time, I would like to introduce you to the President and Chief Executive Officer, Mr. John Hickey, please go ahead sir.

JOHN HICKEY, RENAISSANCE LEARNING INC.:  Good afternoon, I’m John Hickey, CEO of Renaissance Learning Inc. and I’d like to welcome everyone to our second quarter conference call.  Before starting, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statement.  Factors that could cause or contribute to such differences include those matters disclosed in the company’s Securities and Exchange Commission filings, including forms 10-K and 10-Q.  With me today is Steve Schmidt, our Executive Vice President and Chief Financial Officer.  Steve and I will provide some brief comments and then we’ll take your questions.

Second quarter revenues were $31.2 million, down 7.2 percent from second quarter 2003.  Net income was $7.7 million, down 14.4 percent from second quarter 2003 and earnings per share for the quarter was 25 cents per share, compared to 29 cents per share for second quarter 2003.

Despite the fact that revenue was down compared to the prior year, we remain very confident in our strategy and our expectation for significant growth, spurred on by new product offerings, particularly the new Renaissance Place platform.  As we mentioned in our last conference call, we expected second quarter revenues to be down from the same period a year ago as a result of the difficult spending environment of the 2003-2004 school year.  Likewise order delays will also continue to be impacted by customers’ desire to take time to evaluate our new Renaissance Place product line-up and the benefits these offer versus traditional Renaissance product versions.

While we were successful in getting many of our customers to upgrade to Renaissance Place platforms since the May shipment of Accelerated Reader and Accelerated Math, the potential for more significant conversion momentum still lies ahead of us.  Therefore, we believe that we have turned the corner and we are simply experiencing the effects of the deferred nature of a greater portion of our revenue stream and a delay in the significant ramp-up that we anticipate will follow.

Despite the weakness in reported sales and earnings, there are several reasons to be excited about the events of the second quarter and about the long-term outlook.

First, we successfully completed and began shipping the Accelerated Reader and Accelerated Math versions of our Renaissance Place product line, on schedule in May and the interest in Renaissance Place products continues to grow.  We now have at least one Renaissance Place product in over 2200 buildings and we continue to provide a large number of quotes every day.  We truly believe that Renaissance Place is the platform of the future and that we will transform the way that educators get the information they need to make data driven decisions.  We are confident that once educators see the true power of the centralized, always accessible data that Renaissance Place provides, they will become even more excited about the way that these products can enhance their curricula and accelerate learning.

In addition to the growth in Renaissance Place quotes and orders, we saw growth of $2.1 million in our deferred revenue balance for the second quarter.  Steve will go into more details on that a bit later, but it is a reflection that our business is stronger than the reported revenue numbers suggest and how Renaissance Place and our other new service offerings are changing our business model and our revenue recognition pattern.  We will continue to track the metric of Renaissance Place Schools, and report it, because Renaissance Place is a very important part of our strategy and it’s important that investors understand the progress we are making with this new platform.

Another initiative critical to our growth strategy is our effort to sell the district level.  Despite the second quarter continuing to be impacted by the ongoing state budgetary concerns of the 2003-2004 school year, as we had anticipated, we were able to make good progress in closing district deals.  We had 50 significant district level purchases in the quarter and many small district deals as well.  We anticipate even greater contributions from district sales efforts in the future and we are very excited about several significant opportunities in the pipeline.  We know that we need to be successful selling at the district level as well as the school level for our strategy – for our strategy to be successful and we are confident that we are poised to do just that.

Key to our district sales initiative is our field sales force expansion.  To June 30th, we had field sales – our field sales team includes 42 professionals.  While we continue to aggressively search for new sales representatives, our field sales staffing is relatively flat from our last conference call in April, but we ultimately plan to reach our goal of approximately 60 sales representatives, within the next six to nine months.

We are also pleased to report that one of our newest service offerings, our academic coaching service for classroom teachers, is beginning to gain some momentum.  Access to an individual coach who will provide educators with a long – year-long practicum of activities that will help improve implementation, allowing each teacher to reap the benefits of our products and improve learning in their classrooms.  Early feedback from our customers is very positive and we expect coaching to be an important growth area for us and to some extent, to replace on-site training sessions as the preferred service offering for individual teachers.  The coaching service, offered at a list price of $499 per teacher, per year, is another example of our changing business model as it is also a subscription-based product.  Revenue recognition is spread out over the 12-month subscription period, similar to the Renaissance Place subscription model.  Therefore, as we ramp up this new service and begin to de-emphasize some of our single event training, we expect to see at least a short term decline in recognition of our service revenues as it shifts to deferred service revenue.

As we look ahead in the year 2004, we believe our second half performance will be much improved in sales and earnings over the comparable 2003 period.  We do expect orders to be stronger going forward but we expect a larger portion of our business to be representative in the subscription product or services area and the deferred nature of this revenue will be initially impacted -- impact our deferred revenue balance before it is able to be recognized through the income statement.  We now expect earnings for full year 2004 to be down slightly from the 2003 level as it will be difficult to totally make up the decline we experienced for the first half of the year.  Comparisons however, should show positive growth in the second half of the year compared to the first half.

In the second quarter, we saw the continued weakness in the state-spending environment that we had expected.  Although the situation has stabilized and we are hopefully past the low point, improvements are likely to be slow to materialize.  A recent report from the Center on Budget and Policy Priorities indicates that state-spending growth is very slow by historic standards.  State spending grew 2.8 percent in fiscal year 2004 budgets and is projected to grow only 2.8 percent in fiscal year 2005 as compared to the 26-year average growth of 6.2.  The projected level of growth is not sufficient to fund the ongoing level of state services and many states will require significant budget tightening as was typical in the previous year.  While states usually try to protect K-12 educational funding, the amount of aid to school districts included in the 2005 budget for at least nine states, falls short of the amount needed to maintain current services or restore cuts made over the last few years.  While we do not believe the 2004-05 school year will be somewhat – while we do believe that the 2004-05 school year will be somewhat improved from the past year, we believe that most states still won’t have the necessary flexibility to increase K-12 spending materially and the recovery is still somewhat limited in the near term.

I want to again here reiterate that we remain optimistic about our long-term outlook.  We believe that achieving the benefits that Renaissance Place offers will become a necessity for many districts.  Initial result is expected to be improved results in the second half of 2004 along with the growth in deferred revenue followed by a substantial growth period for our company.  Now here’s Steve to tell you more details on second quarter results and our expectations for financial results for the current year.

STEVE SCHMIDT, RENAISSACE LEARNING INC.:  Thank you John.  Sales of $31.2 million were down 7.2 percent from the second quarter of last year and while this decline is an improvement over the first quarter, it does not totally reflect the better underlying improvement in orders that we achieved.  As John had mentioned, a larger part of our business is now subscription based, resulting in a greater portion of the revenue being deferred and to be recognized in future periods.  This past quarter, deferred revenue grew by $2.1 million and this growth in deferred was driven primarily by the sales of Renaissance Place and the new coaching service that John described.

Product revenues were down 8.3 percent, a similar year-over-year decline as in the first quarter.  Product revenue was impacted by the revenue recognition deferral along with the buy decisions continuing to be delayed as customers evaluate the benefits of the new Renaissance Place offerings.  There was no meaningful change in trends for the individual products, other than Renaissance Place is clearly receiving the most interest.  The new products introduced in 2002 or 2003 continued at similar levels to the past couple of quarters.

Service revenues declined by just 1.1 percent from last year, a much-improved comparison to the past three quarters when we experienced declines of 8 to 9 percent.  The improvement is a result of increased district sales that include services and more services being included in our math solution and Renaissance Place platform.  New services such as academic coaches and expanded services offered as part of Renaissance Place are expected to help educators do an even better job implementing and using our products to accelerate learning and eventually lead to substantial growth in services.  Onsite and hotel training events are being de-emphasized because we believe we can do a more effective job of training and supporting educators in other ways.  Because third quarter had typically been our busiest training event period, this change in training strategy will likely have a more negative effect on service revenues in the third quarter than we saw in the second.

Gross profit margin in the second quarter was 87.2 percent, which is the highest quarterly gross margin we have ever achieved and was 1.8 percentage points higher than the gross margin reported last year.  The improvement is due to a record – to record product margins of 93.2 percent; which was an improvement of over 300 basis points over second quarter last year.  The drivers behind the higher margins were the same as last quarter, a more profitable sales mix with proportionally lower sales of scanners, cost efficiencies in delivering custom assessment products, lower amortization of capitalized development costs and lower scanner warranty and shipping costs. The record overall gross margin was achieved despite lower service margins, which declined 340 basis points from last year.  This decline was in line with what we had predicted last quarter and we continue to expect this downward pressure on service margins as we incur costs to ramp up the new service offerings ahead of fully scaling the revenue.

Operating expenses for the second quarter were nearly $15.3 million, up 2.6 percent from last year’s second quarter.  The higher expenses, combined with the lower revenue compressed operating margins a bit to 38.2 percent, from 41.1 percent in last year’s second period.  Still a very healthy operating profit level and one we can eventually leverage higher when our sales force expansion is fully contributing and our Renaissance Place subscriptions reach a more critical mass.

The operating expense increase was entirely the result of higher selling and marketing expenses, which rose about $900,000 over last year, due primarily to the field sales force expansion.  Sales and marketing expenses are expected to continue to exceed the amount incurred in a comparable prior year period due to this expansion.  Product development costs totaled $4.2 million this quarter, flat with last quarter and second quarter of 2003.  We capitalized $285,000 of product development costs related to Renaissance Place in the second quarter.  No significant changes in product development initiatives are planned in the short term, but since very little costs are expected to be capitalized in the near term, reported product development expenses are likely to be slightly higher in the second half of the year than they were in the first.

General and administrative expenses were $3.4 million, also flat with the trailing quarter, but about $600,000 less than last year.  This change from the prior year’s second quarter is due to one-time executive severance costs included in the 2003 period of expenses.  No significant change in G&A expenses is expected in the second half of 2004 compared to the first half.

 Our effective tax rate was 37.0 percent for the quarter and net income for the quarter was $7.7 million, down 14.4 percent from last year’s second quarter.  Earnings per share were 25 cents, compared to the 29 cents per share earned last year.  Operating cash flow for the second quarter was $8.0 million, down from the same period last year by about 15 percent, essentially tracking the earnings decline.  Accounts receivable, collections and agings remain very good, though day sales outstanding of about 37 days did tick up due to a couple of the larger district deals occurring late in the quarter.

Inventories remain on the high side, due to the low scanner shipments and an intentional build for supply chain protection on a portion of the inventory.  Cash and investments total $61.1 million as of June 30th, up about $7.1 million from March 31st.  We did not buy back any stock in the second quarter.  We remain committed to the stock purchase program as an attractive use of our cash – cash and we’ll strongly consider buying again, depending on stock valuations.  Year-to-date sales are down 7.6 percent and earnings 18.1 percent from the same period last year.  When we consider these results and the fact that our revenue model is transitioning to one of more revenue being deferred to future periods, we conclude that it’s unlikely that we will achieve growth for the full year.

There are many good things trending in our favor however, such as the momentum that Renaissance Place is gaining, the improving contribution and much stronger pipeline from our district selling efforts and a somewhat better outlook for the school funding environment in the next school year.  These things lead us to expect our results and the second half comparisons to be much improved over the first half of the year.  In fact, we believe we can achieve growth in sales and earnings in the second half of the year, over the same period in 2003.  We continue to believe in our long-term strategy and look forward to achieving improved results as the strategy begins to pay off.

At this point, John and I would be happy to answer any questions that you might have.

OPERATOR:  Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.  Please press *1 on your telephone keypad if you do have a question.  If at any point, your question has been answered, you may remove yourself from the queue by pressing the pound key and we do ask that you please pick up your handsets to minimize any background noise.  Our first question is coming from Howard Block of Bank of America Securities.

DEREK JOHNSTON, BANK OF AMERICA SECURITIES:  Good afternoon, it’s Derek Johnston here.  A question on, when did the – when did the larger percentage of your business become subscription based and was this the first quarter for that?

JOHN HICKEY:  This would be the first quarter since we just started to ship the bulk of our -- our new Renaissance Place Suite, which is really the two anchors there which is Accelerated Reader and Accelerated Math.

DEREK JOHNSTON:  And when did that – when did you begin to fund a coaching product, this quarter as well?

JOHN HICKEY:  For the most part this quarter.  It did start in the first quarter with our Accelerated Math product but for the most part, it really didn’t really get momentum going until this quarter.

DEREK JOHNSTON:  Right, and the – on the deferred revenue, the sequential growth of about 20 percent there, would, by and large the majority of that I assume is attributable to – to Renaissance Place?

STEVE SCHMIDT:  That’s right Derek, Renaissance Place and the coaching service.

DEREK JOHNSTON:  OK, and I guess – I guess split between the two is like a 70/30 or 80/20?

STEVE SCHMIDT:  Both of them were big contributors to it, it wasn’t exactly 50/50 but those two together each comprise the major reason.

DEREK JOHNSTON:  OK, great, and remind me again on the economics of Renaissance Place, where is the revenue upside from a conversion to Renaissance Place from one of the previous platforms?  Is it – is it through more users typically or is there an upgrade conversion fee?

JOHN HICKEY:  Well, it is a – a conversion fee I guess you would call it, it’s – we charge 99 cents per student per product then in addition into that, there is some advance leadership consulting as well as the routine automatic upgrades and updates and, you know, expanded access and our extended service plan.  So they get a lot – they get a lot more but essentially the charge, where you can see the conversion, results in potentially more revenue than what – what traditionally the older model was providing.

DEREK JOHNSTON:  And the – and the 2200 schools, can you say how many of these were conversions versus new customers entirely?

JOHN HICKEY:  I don’t really have a breakdown on that but predominantly I would say that they certainly would have to be existing schools that upgraded to the – to the Renaissance Place.  There would be, of course, some new schools in there but since we only recorded in this quarter 600 new schools, the number wouldn’t be that significant.

DEREK JOHNSTON:  Gotcha.  And one other, on the sales and marketing line, second in a row of good growth, how much of that is – would be the increase in the district sales force year over year versus – let’s say advertised –

STEVE SCHMIDT:  Well, the majority of it would be the --- primarily the district sales force but any support costs that you have too, to support that field group, but that’s – that’s the bulk of the increase.

DEREK JOHNSTON:  Gotcha.  Great, thank you very much.

OPERATOR:  Thank you, our next question is coming from Gerry Herman of Legg Mason.

GERRY HERMAN, LEGG MASON:  Good afternoon, hi guys.

STEVE SCHMIDT:  Hi Gerry.

GERRY HERMAN:  A couple of questions, the 2200 schools that have purchased Renaissance Place, the predominance of that was in the second quarter, is that correct?

JOHN HICKEY:  That would be correct, yes.

GERRY HERMAN:  So if we look at the sequential increase in deferred revenue and those 2200 schools, is it fair to assume that the average deal size is around a thousand bucks per school?  The combination of Renaissance Place plus coaching?

JOHN HICKEY:  Well I think it would – that seems a little high, because there could be other one time fees, charges for data conversion where there is a charge for $299 and there’s a couple of other technical things that we could do like evaluations on their – on their capabilities but generally, I think you’re on the high side, but it is significant, there’s no question.

GERRY HERMAN:  Last quarter, you guys quantified the quote activity, I think you said about 3000 quotes.  Can you give us an update on that metric?

JOHN HICKEY:  I don’t have the number actually –

STEVE SCHMIDT:  We don’t Gerry – the activity continued to ramp up from there, so we didn’t see a slow down at all and if anything, we saw it continue at that level and increase.

GERRY HERMAN:  OK, great.  And I guess this will be it, maybe a tricky one to frame but – the transition to a subscription based model which increased deferred revenue by 2 million bucks sequentially, if you sold the old way let’s call it, then is it safe to assume that revenue comparisons in the quarter would have been roughly flat?  Does that make sense?

JOHN HICKEY:  Yes – I think I understand your question.  I think that you could possibly have seen it even up because some of the services are spread out over a longer period and actually are somewhat cheaper than if you had bought the, what we call the previous perpetual license.  But I think you’re not too far off when you say flat.

GERRY HERMAN:  OK, great, and with regard to margin comparisons, following up on the previous other questions, which address the revenue influence. How about margin comparisons under the subscription based model versus the previous sort of license model, are – should the net margins be better on the subscription model or should they be lower?

STEVE SCHMIDT:  They have the potential to be better Gerry, once we get it going because you’re going to have recurring revenue, year after year as schools renew without a lot of cost associated with that revenue.  The flip side though, as I mentioned on the service side where as we add these new services, until we reach the critical mass and fully utilize the people that we’re bringing on board to do the coaching, for example, the costs are running a little bit ahead of the services and that puts some downward pressure on margins.

GERRY HERMAN:  Great.  Thanks Steve, and then just two last questions, did you guys notice any sort of year-end, fiscal year-end activity of note, i.e.:  you know, use it or lose it mentality on the part of institutions or anything towards the end of the quarter or the fiscal year end for the schools of note?

JOHN HICKEY:  Well I think we always, in the second quarter, see some of that.  There are always some districts that are coming in wanting to fulfill what’s remaining in their budget but I would say as a generality it wasn’t that significant.

GERRY HERMAN:   And then finally, John, as you guys have indicated that the second half of the year should be – should be up, the first half of the year you’re down about – about 9 cents I guess, through the first six months, that would I guess imply that for the full year, the implied guidance is what, about ninety to ninety-six cents to a dollar three, is that reasonable Steve?

STEVE SCHMIDT:  Sure, we’re not being that precise as you know, but yes, I mean we’re saying that we’re unlikely to make up the decline that we experienced in the first half of the year.

GERRY HERMAN:  Great, thanks guys, I’ll circle back.

OPERATOR:  Thank you.  Our next question is coming from Mark Marostica of Piper Jaffray

MARK MAROSTICA, PIPER JAFFRAY:  Hey guys.

JOHN HICKEY:  Hi Mark.

STEVE SCHMIDT: Hi Mark.

MARK MAROSTICA:  A question regarding the guidance again, given – Steve you mentioned that you expect more downward pressure on service revenue year over year because of the change in the strategy for delivering services, obviously the product revenue growth has to be materially better than it has been to make up the difference for you to kind of get to your guidance, I was wondering, from the degree of visibility on your product revenues, how would you characterize your ability to predict product revenues for the back half of the year?  You seem to be fairly confident and I’m trying to get an idea of how you nailed this down to any degree of specificity where you’re going to end up?

STEVE SCHMIDT:  Well obviously our crystal ball is never perfect, but I think much of what we are seeing now is pretty exciting in terms of quote activity, customers that we are talking to with a genuine interest in Renaissance Place; that are looking to adopt it in the fall or their new budget year.  We’re seeing the district sales force start to mature a bit, certainly the pipeline that – of opportunities that they’re bringing to us are quite substantial.  Roll all that together with perhaps a better environment for the second half and I think we do have very good opportunity to actually grow that product line as you point out Mark, as opposed to the declines that we’ve experienced the last several quarters.

JOHN HICKEY:  Mark, just to keep in perspective, it’s 2200 schools were predominantly in the quarter and that all occurred as we started to ship Accelerated Reader and Accelerated Math in May, rather late actually when schools are just – on the downward swing and just having to make those decisions, so as they approach and get ready now through July and August and September for the next start of the school year, that number should grow significantly.

MARK MAROSTICA:  But that kind of leads to my next question, in terms of feedback you’ve been receiving from customers in regards to the products and tied to that of course, would be; of the 2200 are the majority purchasing Accelerated Reader, Accelerated Math or both?

JOHN HICKEY:  Well I think the feedback is a little bit too early yet, I mean because we are just now have as –, we started to ship in May, started to get a lot of installs in going through July, so really, we do not have the kind of, you know, routine kind of positive feedback that when we get – after users are using it every day, continually throughout a period of time.  But, so far, from those that have been using the product over the summer and those that have been involved in the pilot program, the feedback has been outstanding.

STEVE SCHMIDT: We have more customers using Accelerated Reader, so obviously you would expect more of the activity is coming there, but Accelerated Math is – there’s a lot of interest in that side too, as well as the Star products that work so well with AR and AM.  So there’s no one product driving that 2200 school total, we’re seeing good activity across all the products.

MARK MARSTICA:  And as I understand that if a school purchases both products, that school will be paying 99 cents a student for the math product, 99 cents a student for the reading product, correct?

JOHN HICKEY:  Yeah, that’s essentially correct, there is a little discount if you get to certain volumes but, essentially you can combine the two volumes and you might be getting them, maybe at 82 cents or something per student, per product.

MARK MARSTICA:  Thanks, good.

JOHN HICKEY:  And we have seen a high percentage of the districts who have bought come and want to have more than one product.

MARK MARSTICA:  OK, good.  Just switching gears for a second, have you had any turnover to speak of on your field sales force?  I know you’ve been essentially flat year over year, but I’m trying to get a sense of if you’ve had any turnover and have hired –

JOHN HICKEY:  There was some turnover and then some hires so, I mean, what we had expected at this point, so nothing unusual but there was one or two turnovers in that area.

MARK MARSTICA:  OK, all right, that’s it, I’ll turn it over.  Thanks.

OPERATOR:  Thank you, our next question is coming from Connie Weggen of Think Equity Partners.

CONNIE WEGGEN, THINK EQUITY PARTNERS:  Hi, good afternoon.  You mentioned that you believe the company has turned a corner and you said you expect that sales in the second half of 2004 will show some growth over ’03, and at the same time, you talk about a continued tight state funding environment and limited recovery in the near term, what evidence other than the increase in deferred revenue do you have to support your expectation?  Do you experience any shortening in sales cycles and do you expect growth to be mostly driven by Renaissance Place?

JOHN HICKEY:  Well I think we, your latter comment, I think we do believe that a higher percentage of the growth initially, short term growth as well as long term growth will be driven by Renaissance Place, given the conditions that you mentioned and especially when you see in terms of what the initial enthusiasm has been out of the chute in 2200 schools adopting the program, you got to imagine there’s – with 66,000 schools using our products and services, that the potential is – is a very significant one.

CONNIE WEGGEN:  So there was no shortening in sales cycles that you have experienced so far?

JOHN HICKEY:  I actually, when you think in terms of Renaissance Place, it’s probably just the opposite.  Is that the cycles take a little longer since Renaissance Place is a district wide solution for multiple buildings and the very fact that you’re dealing with multiple buildings will somewhat slow the cycle down and that was some of the things that we reported in the last quarter, as well as this quarter.

CONNIE WEGGEN:  And related to this question, some people – in the industry report that there appears to be an uptake in funding and a slightly positive shift in outlook, what are your clients saying about the expectations, what sort of commitments are districts willing to make towards dollars available next year?

STEVE SCHMIDT:  I think we’re probably seeing pretty much the same thing from the environment, that the 2004/2005 school year does look slightly improved over the school year that we just finished up.  But we’re also quick to point out that we’re not looking at any significant improvement.  We’ve probably seen the bottom, we’ve probably seen the worst of the funding environment, but I think the recovery back to more healthy spending limits is still a ways away.

CONNIE WEGGEN:  OK.  And I have a question with your product margins.  They’ve been turning up over the past three quarters; do you expect that you can maintain margins in the 92, 93 percent range going forward?

STEVE SCHMIDT:  Yes, we should be able to; I don’t believe you’re going to see them grow from here.  We’ve got a lot of things all working in our favor to achieve this level but I do expect some real solid product margins for the rest of the year.

CONNIE WEGGEN:  OK.  And your service margins are back to the mid 50 percent range this quarter, after being down to 42 last quarter and you mentioned earlier you expect more pressure on service margins.  What’s your target margin for service in the near term, or will it continue to show volatility like that?

STEVE SCHMIDT:  Well, first of all, first quarter service margins were impacted by our national conference, where we had very low profitability so I wouldn’t use first quarter as a – as a guide.  The service margins like we saw this past quarter, the second quarter, should be in the range that we would expect them going forward, you know, perhaps maybe even a little more downward pressure on them, but something in the range that we saw in the second quarter.

CONNIE WEGGEN:  OK.  And then one more question, what was the D&A in the quarter?

STEVE SCHMIDT:  Just under a million dollars.

CONNIE WEGGEN:  Just under a million, thanks, I have no more questions.

OPERATOR:  Thank you, our next question is coming from Brandon Dobell of Credit Suisse First Boston .

BRANDON DOBELL, CREDIT SUISSE FIRST BOSTON:  Afternoon guys.  A couple of quick ones, I think in the opening remarks John, you mentioned the targets of reps being 60, was that – is that an uptick from the previous comment, I mean, I might have missed the –

JOHN HICKEY:  We actually previously had not reported our ultimate goal –

BRANDON DOBELL:  OK.

JOHN HICKEY:  -- that’s in mind with what we had envisioned internally though.

BRANDON DOBELL:  OK.  just wanted to make sure on that looking out as we think about modeling, this year and going forward, in particular on the product margin, you mentioned some of the issues that were helping drive that up, is this quarter a good proxy to use for how to model the back half of the year or are there some things in there that – you guys built inventory on scanners, should we – should we see that have a negative impact on the second half?

STEVE SCHMIDT:  Sure, the mix can – can affect that, I think we’ve had a fairly favorable mix the last two quarters so I’d be careful not to, you know, model them any higher than this quarter.  If you look at last quarter, this quarter, we’re hoping to maintain product margins in approximately that range, 92, 93 percent.

BRANDON DOBELL:  OK.  And just over to Renaissance Place, maybe – trying to get a little bit of a better feel on what, kind of go to market strategy is for that, are your – are the district sales reps talking to principals, superintendents, are they working through a particular network or channel or through their own contacts, you know, working with a total cost of ownership approach – just trying to get a feel for what kinds of sales tools they are using to get those products in the doors?

JOHN HICKEY:  Well, for the most part, our field sales people would be presenting to district personnel and what they – the primary emphasis that they’re trying to stress is the information and the data that’s in the hands of – of now district personnel where previously they were not availa – that data was not available to them.  So there is someone at a district level who is in charge of reading or math or whatever it may be, will be able to know information very early on in the school year, they’ll be able to know how many of their children in second grade or first grade are reading at the levels or starting to read at the levels or having problems at specific levels and need to have some intervention earlier on.  They’ll know how many math objectives were achieved in October and you don’t need to wait until the high stakes test comes around in June.  So, it’s the information that they need to sell that is most critical.  Of course, there are advantages in other areas, such as talking to the Chief Information Officer of the district and emphasizing the advantages to consolidate on one server to serve the entire district of 20 or 30 or 40 buildings, rather than having individual servers at each individual building, so there are savings there as well.  So there’s a lot of different positive advantages that can be presented, but it’s mostly presented at the district level and then it filters down to the individual building levels.

BRANDON DOBELL:  Sure.  In the past, you guys have used distribution partners, I think mostly for the reading products, also for math.  The reps you have, I assume those are all your reps versus shared reps or independent distributors.  Are you planning on selling Renaissance Place with distribution partners or having independent reps that are also selling other kinds of products?

JOHN HICKEY:  Brandon, we could very, very faintly hear you.

STEVE SCHMIDT: You’re breaking up.

JOHN HICKEY: Could you repeat the question?

BRANDON DOBELL:  Can you hear me now?

STEVE SCHMIDT:  Better, OK.

BRANDON DOBELL:  Not sure what’s going on but I’ll try again.  In the past you guys have used some distribution partners, I think primarily on the reading side.  I want to get a feel for going forward with your plans for the district reps, are you going to use any kind of other reps, maybe independent companies or other distribution partners, technology vendors, any kind of partnership strategy to increase the coverage or do you want to kind of keep it as an in house effort?

JOHN HICKEY:  Well, we certainly are giving our reseller on the reading side the opportunity to continue to sell the collections; of their book collections or whatever it may be, together with our quizzes.  So they will have the opportunity to sell Renaissance Place on the reading side and continuing to be able do what they were doing on the math side.  So there isn’t any fundamental change other than they still be allowed to sell what they have been in the past.  We will also of course, be selling direct with our own staff, so we have kind of the best of both worlds.

BRANDON DOBELL:  OK, thanks a lot.

OPERATOR:  Thank you, our next question is a follow up from Gerry Hermann of Legg Mason.

GERRY HERMAN:  Thanks guys, Steve can you give us the D&A for the full year and cap ex for the full year expectation?  Shouldn’t it be – I mean, it looks like your run rate is about $4 million for the full year, I think.

STEVE SCHMIDT:  It will probably be a little bit less than 4.0 million on the D&A expense and cap ex, is looking to be about $2 million.  You will see both a little bit higher in the second half as we have some – some internal networking equipment and so forth that we need to invest in, but it’s not going to be significantly different than the first half.

GERRY HERMAN:  OK.  Somebody earlier asked about the 2200 schools and whether they were conversions or new customers, can we sort of flip that question around? Can we look at perhaps the percentage of customers that made a decision during the quarter, i.e.: switch to the subscription based model versus renew the license or didn’t do anything at all out of your sixty plus thousand customers or maybe even give us some feel for the seasonality of that decision process with those customers?

JOHN HICKEY:  Well, we announced Renaissance Place essentially at our national convention in March, so the time line for those making decisions on Accelerated Reader and Accelerated Math was a short fuse if you want to say and as we said previously, the bulk of those 2200 were probably a – were not new, they were existing customers and I think – we’re just only scratching the tip of the iceberg because a very high percentage of customers have asked for quotes and are very interested in moving to that platform but they also realize that they might want to wait a little bit to decide and they can’t make any multiple building decisions on that platform that might affect the whole district, where in the past, they simply could make that decision at the principal level and get an upgrade and be done with it.  So, so – you get some of that, you know, people that feel the benefits of it right away, others that want to wait a little bit into the next quarter, so that’s where we get more positive for the future.

GERRY HERMAN:  Is it fair to assume that the bulk of this 60,000 customers that you guys have will either choose to switch to subscription or just renew or not do anything at all in the next quarter or two?  Is that, I mean, is that reasonable based on this typical seasonality of the decision process?

JOHN HICKEY:  No, typically, if you – if one wants to move up to such a large, enterprise based solution, in order to get that conversion up to the levels you’re talking about, I mean, if you get 25,000 buildings to convert within probably a year or two, you are doing outstanding.

GERRY HERMAN:  OK, that’s good, that’s helpful, alright.  And, finally can you just talk about the relative health of the quiz business and if there’s any influence from in vogue or out of vogue titles impacting that business?

JOHN HICKEY:  Not really, we will prepare and do a quiz on any title that would – that you see prevalent in any public – in any school library and – and that generally are all the award winners and all the popular titles that, you know, library – librarians are choosing to buy for their library throughout the year, so we’re – at this point I think we are approaching 75,000 titles or so.  I mean, we’re just, you know, we just keep hammering them out and so, if they are going to be popular and they are going to be bought, as far as the books, we’ll have the quiz to go along with it.

GERRY HERMAN:  So that business is on plan essentially?

STEVE SCHMIDT:  That’s on plan, absolutely.

GERRY HERMAN:  OK, great, thanks guys.

OPERATOR:  Thank you, as a reminder, if you do have a question, you may press *1 on your telephone keypad at this time.  At this time, there appear to be no further questions.  I’d like to turn the floor back over to Mr. Hickey for any closing remarks.

JOHN HICKEY:  Thanks for joining us, we’ll talk to you again in October when we expect to report improved financial performance and substantial progress toward our objectives.  We remain extremely confident that we have the right strategies and that Renaissance Place has the potential to revolutionize the way educators will make data driven decisions to run their districts, enhance their curricula and ultimately accelerate learning.  Thank you.

OPERATOR:  Thank you and thank you callers.  This does conclude today’s conference call, you may disconnect your lines at this time and have a wonderful day.

END